July 1, 2025

JPMorgan Trust IV

277 Park Avenue

New York, NY 10172

Dear Sirs and Madams:

J.P. Morgan Investment Management Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to Trustee elections, expenses related to litigation and potential litigation, and extraordinary expenses not incurred in the ordinary course of each Fund’s business.

In addition, any Non-Money Market Funds (as identified on Schedule A) may invest in one or more money market funds advised by the J.P. Morgan Investment Management Inc. or its affiliates (“affiliated money market funds”). The JPMorgan Service Providers as a Non-Money Market Fund’s adviser, shareholder servicing agent and/or administrator hereby contractually agree to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on such Non-Money Market Fund’s investment in such money market funds. This waiver does not apply to each Non-Money Market Fund’s investments in affiliated money market funds made with cash received as collateral from securities lending borrowers.

The JPMorgan Service Providers understand and intend that each Fund will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing each Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit each Fund to do so.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Distribution Services, Inc.

By:	/s/ Matthew J. Kamburowski
Matthew J. Kamburowski
Managing Director

Accepted by: JPMorgan Trust IV

By:	/s/ Timothy J. Clemens
Timothy J. Clemens
Treasurer

[1]	In calculating the interest expense on short sales for purposes of this exclusion, each Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

JPMTIV Fee Waiver Agreement

SCHEDULE A

Money Market Funds

	Class A	Class I	Agency Class	Institutional Class	Capital Shares	IM Shares	Agency SL
JPMorgan Institutional Tax Free Money Market Fund[1]			0.26%	0.21%	0.18%	0.16%
JPMorgan Securities Lending Money Market Fund[1]							0.06%

[1]	Expense limitation is in place until at least 6/30/26.